As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-______

United States Securities and Exchange Commission
Washington, D.C. 20549

Form S-4
Registration Statement
Under
The Securities Act of 1933

General Electric Company
(Exact name of registrant as specified in its charter)

New York	3724	14-0689340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828-0001
(203) 373-2211
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael R. McAlevey, Esq.
Chief Corporate and Securities Counsel
3135 Easton Turnpike
Fairfield, Connecticut 06828-0001
(203) 373-2967
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2) (3) (4)

Common Stock, $0.06 par value	57,220,662 shares	$27.945	$1,599,031,399.59	$129,361.64

(1) Pursuant to Rule 416(a), plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange for July 30, 2003.

(3) GE previously paid a registration fee of $210,003.75 upon the filing of the registration statement on Form S-4 initially filed by GE on July 28, 2000 (Registration No. 333-42442) to register 15,000,000 shares to be issued from time to time in connection with acquisitions.  Of those shares, 7,220,662 shares remain unsold under that registration statement.  Pursuant to Rule 457(p), a part of the registration fee currently due for this registration statement has been offset against the remaining registration fee of $101,091.07 associated with the unsold shares remaining on Registration No. 333-42442.

(4) GE previously paid a registration fee of $11,757,593.15 upon the filing of the registration statement on Form S-4 initially filed by GE on November 13, 2000 (Registration No. 333-49710) in connection with the planned merger of Honeywell International Inc. into a wholly-owned subsidiary of GE.  That transaction was not consummated and the shares registered under Registration No. 333-49710 were not issued.  Pursuant to Rule 457(p), the registration fee of $98,410.75 for the registration statement on Form S-4 initially filed by GE on December 28, 2001 (Registration No. 333-76066), the registration fee of $4,600,000.00 for the registration statement on Form S-3 initially filed by General Electric Capital Corporation, a wholly owned subsidiary of GE, on March 18, 2002 (Registration No. 333-84462), the registration fee of $74,216.40 for the registration statement on Form S-3 initially filed on July 17, 2002 (Registration No. 333-96571), the registration fee of $35,156.88 for the registration statement on Form S-8 initially filed on August 28, 2002 (Registration No. 333-98877), the registration fee of $251,620.00 for the registration statement on Form S-8 initially September 17, 2002 (Registration No. 333-99671), the registration fee of $4,600,000.00 for the registration statement on Form S-3 initially filed by General Electric Capital Corporation on October 11, 2002 (Registration No. 333-100527), the registration fee of $24,906.00 for the registration statement on Form S-4 initially filed on December 23, 2002 (Registration No. 333-102111), and the registration fee of $404,500.00 for the registration statement on Form S-3 initially filed on April 14, 2003 (Registration No. 333-104526) were offset against the total registration fee paid on Registration No. 333-49710, leaving a balance of $1,668,783.12 on the fee paid for Registration No. 333-49710.  Pursuant to Rule 457(p), the full amount of the $28,270.57 registration fee remaining due for this registration statement after the offset described in note (3) has been further offset against the remaining balance of the fee paid for Registration No. 333-49710.  After such offset, a balance of $1,640,512,55 remains from the fee paid for Registration No. 333-49710.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

August ____, 2003

57,220,662 Shares

General Electric Company

Common Stock

          This prospectus relates to 57,220,662 shares of common stock of General Electric Company. GE may issue these shares from time to time when acquiring assets, businesses or securities, whether by purchase, merger, or any other form of business combination.

Symbol:	GE
Exchange:	NYSE
Recent Price:	$----- on August --, 2003

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Information About GE

                GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

                GE’s products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; engineered materials, such as plastics, silicones and superabrasive industrial diamonds; and chemicals for treatment of water and process systems.

                GE’s services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and through the third quarter of 2002, computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

GE’s address is 1 River Road, Schenectady, NY 12345-6999; the Company also maintains executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001

Where to Obtain Additional Information About GE

          This prospectus incorporates important business and financial information about GE that is not included in this prospectus. GE will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Direct your request for copies to GE Corporate Investor Communications, 3135 Easton Turnpike, Fairfield, CT 06828-0001 (telephone (203) 373-2816). To obtain timely delivery, you should request the information no later than five business days before the date that you must make your investment decision.

          GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed and traded on the New York Stock Exchange.  You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about GE is also available at GE's Internet site at http://www.ge.com.

          The SEC allows GE to "incorporate by reference" in this prospectus the information in the documents that we file with the SEC. This means that GE can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus, provided, however, that we are not incorporating any information furnished under Item 9 or Item 12 of any Current Report on Form 8-K:

  GE's Annual Report on Form 10-K for the year ended December 31, 2002.

  GE's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30,  2003.

  GE's Current Reports on Form 8-K dated January 28, 2003, April 10, 2003 and April 11, 2003 (Item 5 only with respect to Current Report on Form 8-K dated April 11, 2003).

  The description of GE stock contained in the Registration Statement on Form S-3 (File No. 333-104526).

          For information about GE, you should rely only on the information contained in this prospectus or incorporated by reference. GE has not authorized anyone else to provide you with different or additional information. The information in this prospectus is accurate as of the date of the prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports with the SEC, described above.

The Offering

          This prospectus relates to 57,220,662 shares of GE common stock that GE may issue when acquiring assets, businesses or securities, whether by purchase, merger or any other form of business combination. The price of the GE stock issued in connection with these acquisitions will be related to the market price of GE stock at or about the time of the acquisition agreement or the time GE delivers the shares. The terms of the acquisitions will be determined by negotiations with the owners or controlling persons of the assets, businesses or securities being acquired.

          GE will not pay underwriting discounts or commissions in connection with these acquisitions, but finder's fees may be paid in connection with certain acquisitions. The SEC may consider any person receiving finder's fees to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. The SEC also may consider any profit on the resale of shares of common stock purchased by persons receiving finder's fees to be underwriting commissions or discounts under the Securities Act.

            The shares of GE common stock to be issued in connection with an acquisition made pursuant to this prospectus will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of GE common stock issued to any person who is deemed to be an "affiliate" of the company being acquired.  Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the company being acquired and may include some of its officers and directors as well as its principal stockholders.  Pursuant to Rule 145(c) under the Securities Act, the affiliates of the company being acquired may not sell their shares of GE common stock issued pursuant to this prospectus except under:

  An effective registration statement under the Securities Act covering the resale of those shares;

  An exemption under paragraph (d) of Rule 145 under the Securities Act; or

  Any other exemption under the Securities Act that may be relied upon in the opinion of legal counsel reasonably acceptable to GE.

GE’s registration statement on Form S-4, of which this prospectus forms a part, does not cover the resale of shares of GE common stock to be received by affiliates of companies being acquired pursuant to this prospectus.

Legal Matters

          GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE common stock offered by this prospectus. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE's common stock.

Experts

          KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002. GE's Current Report on Form 8-K dated April 10, 2003, includes these financial statements and the auditors' report. The auditors’ report covering the December 31, 2002 consolidated financial statements refers to changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001.  This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

*   *   *

PART II.
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

                Section 721 of the New York Business Corporation Law (NYBCL) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled.

                Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

                Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party to a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

                Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

                Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

                Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

                Section 6 of the Restated Certificate of Incorporation, as amended, of GE provides, in part, as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

                Article XI of the By-laws, as amended, of GE provides, in part, as follows:

  The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

  The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

  The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner.  The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

  The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

  This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

                GE has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 21. Exhibits and Financial Statement Schedules. See Exhibit Index.

Item 22. Undertakings.

           (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however,that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Signatures

                 Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on August 1, 2003.

GENERAL ELECTRIC COMPANY
By: /s/ Philip D. Ameen
Philip D. Ameen, Vice President and Comptroller

                Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey R. Immelt* Jeffrey R. Immelt	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2003

/s/ Keith S. Sherin* Keith S. Sherin	Senior Vice President – Finance, Chief Financial Officer (Principal Financial Officer)	August 1, 2003

/s/ Philip D. Ameen Philip D. Ameen	Vice President and Comptroller (Principal Accounting Officer)	August 1, 2003

/s/ James I. Cash, Jr.* James I. Cash, Jr.	Director	August 1, 2003

/s/ Ann M. Fudge* Ann M. Fudge	Director	August 1, 2003

/s/ Claudio X. Gonzalez* Claudio X. Gonzalez	Director	August 1, 2003

/s/ Andrea Jung* Andrea Jung	Director	August 1, 2003

/s/ Alan G. Lafley* Alan G. Lafley	Director	August 1, 2003

/s/ Kenneth G. Langone* Kenneth G. Langone	Director	August 1, 2003

/s/ Ralph S. Larsen* Ralph S. Larsen	Director	August 1, 2003

/s/ Sam Nunn* Sam Nunn	Director	August 1, 2003

/s/ Roger S. Penske* Roger S. Penske	Director	August 1, 2003

/s/ Andrew C. Sigler* Andrew C. Sigler	Director	August 1, 2003

*By: /s/ Philip D. Ameen Philip D. Ameen, Attorney in Fact		August 1, 2003

REPRESENTING A MAJORITY OF THE BOARD OF DIRECTORS

Exhibit Index

Exhibit 4:

Restated Certificate of Incorporation, as amended, and By-laws, as amended, of the Registrant, incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated April 27, 2000.

Exhibit 5:	Opinion of Robert E. Healing*

Exhibit 23(a):	Consent of KPMG LLP*

Exhibit 23(b):	Consent of Robert E. Healing (included in Exhibit 5)*

Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE*

* Filed herewith.